[TANNER +CO.
675 EAST 500 SOUTH, SUITE 640
SALT LAKE CITY, UTAH 84102
PHONE: 801-532-7444
FAX: 801-532-4911
EMAIL MAIL@BESTCPA.COM]






                                  May 17, 2000



Office of The Chief Accountant
Securities and Exchange commission

450 Fifth Street, NW
Washington, D.C. 20549

Re: Chattown.com Network, Inc. (formerly Vaxcel, Inc.)

Ladies and Gentlemen:

         We were previously principal accountants for Chattown.com Network, Inc. (formerly Vaxcel, Inc.) And, under the date of March 17, 2000, we reported on the consolidated financial statements of Chaftown.com Network, Inc. (formerly Vaxcel, Inc.) as of and for the year ended December 31, 1999. On May 17, 2000, our services were terminated. We have read Chattown.com Network, Inc.'s (formerly Vaxcel, Inc.) statements included under Item 4 of its Form 8-K dated May 17, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Chattown.com Network, Inc-'s (formerly Vaxcel, Inc.) statement that they have engaged Bobbitt, Pittenger & Company as independent certified public accountants and that such engagement was ratified by the audit committee and Board of Directors.

                                                     Very truly yours,

                                                     /s/  Tanner + Co.
                                                     -----------------
                                                     Tanner + Co.


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